Execution Version

LETTER OF CREDIT FACILITY AGREEMENT
dated as of October 30, 2024
among
EVEREST INTERNATIONAL REINSURANCE, LTD.,
as Borrower
THE LENDERS REFERRED TO HEREIN
and
LLOYDS BANK PLC,
as Administrative Agent and L/C Agent

LLOYDS BANK PLC,
as Sole Lead Arranger, Sole Bookrunner and Syndication Agent

TABLE OF CONTENTS
Pages
2.    LETTER OF CREDIT FACILITY.    18
3.    BORROWER’S RESPONSIBILITY.    34
4.    CONDITIONS OF CLOSING AND ISSUANCE.    35
5.    INDEMNIFICATION; LIMITATION OF LIABILITY; EXPENSES.    38
6.    REPRESENTATIONS AND WARRANTIES.    41
7.    AFFIRMATIVE COVENANTS.    45
8.    FINANCIAL COVENANTS.    49
9.    NEGATIVE COVENANTS.    49
10.    EVENTS OF DEFAULT.    50
11.    REMEDIES.    52
12.    CONFIDENTIALITY.    55
13.    TERM OF AGREEMENT.    55
14.    USA PATRIOT ACT; ANTI-MONEY LAUNDERING LAWS.    55
15.    GOVERNING LAW.    55
16.    CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS.    56
17.    WAIVER OF JURY TRIAL.    56
18.    BANKRUPTCY AND FORFEITURE REINSTATEMENT.    56
19.    NOTICES.    57
20.    WAIVERS AND AMENDMENTS.    58
21.    SUCCESSORS AND ASSIGNS.    59
22.    SEVERABILITY.    62
23.    ENTIRE AGREEMENT.    62
24.    ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN.    62
25.    NO ADVISORY OR FIDUCIARY RESPONSIBILITY.    64
26.    COUNTERPARTS; ELECTRONIC EXECUTION.    64
27.    THE ADMINISTRATIVE AGENT.    65
28.    ERRONEOUS PAYMENTS.    69

i

SCHEDULES
Schedule 1    Lenders; Commitments
Schedule 2     Certain Addresses for Notices; Administrative Agent's Office; Lending Offices
EXHIBITS
Exhibit A    Form of Letter of Credit
Exhibit B    Form of Officer's Compliance Certificate
Exhibit C    Form of Letter of Credit Application
Exhibit D    Form of Termination Notice
Exhibit E    Form of Assignment and Assumption

ii

Certain information in the marked exhibit below has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. Omissions are designated as “[*****]”.

Letter of Credit Facility Agreement

This LETTER OF CREDIT FACILITY AGREEMENT, dated as of October 30, 2024 (this “Agreement”), by and among EVEREST INTERNATIONAL REINSURANCE, LTD., a Bermuda exempted company limited by shares and registered as a Class 4 general insurer pursuant to the Bermuda Insurance Act (as defined below) (the “Borrower”), the Lenders party to this Agreement from time to time, and LLOYDS BANK PLC, as Administrative Agent for the Lenders and as L/C Agent.
WHEREAS, the Borrower has requested that the Lenders (acting through the L/C Agent) issue one or more several letters of credit (each such letter of credit, as it may be amended or extended from time to time, a “Letter of Credit”) in the form of Exhibit A hereto for the account of Everest Corporate Member Limited, a private limited company organized and existing under the laws of England and a corporate member of Lloyd's (the “Account Party”), for the benefit of Lloyd’s, as Funds at Lloyd’s to support and stand as security for the general business at Lloyd’s of the Account Party for the 2025 year of account and each prior open year of account; and
WHEREAS, the Lenders have agreed to issue one or more Letters of Credit on the terms and subject to the conditions set forth in this Agreement.
Accordingly, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.
1.DEFINED TERMS.
(a)Definitions. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):
“Accepting Lender” has the meaning specified in Section 2(q)(i).
“Account Party” has the meaning assigned to such term in the recitals of this Agreement.
“Administrative Agent” means Lloyds Bank, in its capacity as administrative agent hereunder, and any successor thereto appointed pursuant to Section 27.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Lender” has the meaning specified in Section 2(q)(ii).
“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

[*****].“A.M. Best” means A.M. Best Company, Inc.
“Annual Statement” means, with respect to the Borrower for any fiscal year, the annual financial statements of the Borrower as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any L/C Party from time to time concerning or relating to bribery or corruption, including, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, rules and regulations applicable to any L/C Party from time to time concerning or relating to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Currency” means, with respect to any Letter of Credit, the Available Currency in which such Letter of Credit is denominated.
“Applicable Percentage” means [*****].
“Applicable Rate” means [*****].
“Application” has the meaning set forth in Section 2(a).
“Approved Credit Institution” means a credit institution within the meaning of the First Council Directive on the co-ordination of laws, regulations and administrative provisions relating to the taking up and pursuit of the business of credit institutions (No. 77/780/EEC) which has been approved by the Council of Lloyd's for the purpose of providing guarantees and issuing or confirming letters of credit comprised (or to be comprised) in a member’s Funds at Lloyd’s.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E hereto.
“Arranger” means Lloyds Bank in its capacity as sole lead arranger and sole bookrunner hereunder.
“Availability Period” means the period commencing on the Closing Date and ending on the Commitment Termination Date.
“Available Currency” means Sterling or Dollars.
“Bankruptcy Law” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, modified, succeeded or replaced from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar laws of the United States or any state thereof, the United Kingdom, Bermuda (including, without limitation, the Bermuda Companies Law) or any other foreign or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Base Rate” means the greater of (i) the Bank of England's (or any successor thereto's) “Bank Rate” as published by the Bank of England (or any successor thereto), and (ii) 0.00%.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Bermuda Companies Law” means the Companies Act 1981 of Bermuda, as amended from time to time.
“Bermuda Insurance Act” means the Insurance Act 1978 of Bermuda and its related rules and regulations, each as amended.
“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in Hamilton, Bermuda, New York City, New York and London, England are open for the conduct of their commercial banking business.
“Business Plan” means the most recent business plan prepared in relation to the Managed Syndicate.
“Byelaw” means a reference to a Byelaw made under Lloyd’s Acts 1871 to 1982 as the same may have been, or may from time to time be, amended or replaced and a reference to a Bye-law made under the Bermuda Companies Law.
“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
“Cash” means (i) in respect of Cash Collateral for any Letter of Credit Obligations (Dollars), cash in Dollars and (ii) in respect of Cash Collateral for any Letter of Credit Obligations (Sterling), cash in Sterling.
“Cash Collateralize” means to deposit Cash in Dollars into the Collateral Account as collateral for the Letter of Credit Obligations (Dollars) and to deposit Cash in Sterling into the Collateral Account as collateral for the Letter of Credit Obligations (Sterling). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash collateral.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Capital Stock representing 50.0% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Guarantor; (b) the failure of the Guarantor to own, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower, or (c) the failure of the Guarantor to own, directly or indirectly, more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Account Party. Notwithstanding the foregoing, no sale, assignment or transfer of the assets of, or merger, amalgamation or consolidation with respect to, the Guarantor shall be a Change in Control hereunder unless a Rating Trigger or an Event of Default under Section 10(f) shall occur as a result thereof.

“Change in Law” means the occurrence after the Closing Date of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. federal or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Collateral Account” means a deposit account maintained by the Borrower in London, England at a financial institution acceptable to the Administrative Agent, as to which such financial institution, the Borrower and the Administrative Agent have entered into a Control Agreement.
“Commitment” means, as to any Lender, the obligation of such Lender to issue one or more Letters of Credit on a several basis with the other Lenders (acting through the L/C Agent) for the account of the Account Party in an aggregate Sterling Equivalent stated amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Commitment of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.
[*****]
“Commitment Termination Date” means the earliest to occur of (a) December 31, 2024, (b) the date of termination of all of the Commitments by the Borrower pursuant to Section 2(i), and (c) the date of termination of the Commitments pursuant to Section 11(a).
[*****]
[*****]
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have the meanings correlative thereto.
“Control Agreement” means a deposit account control agreement among the Borrower, the Administrative Agent and the financial institution at which the Collateral Account is maintained, in form and substance reasonably satisfactory to the Administrative Agent.

“Corporate Member’s Deed” means a Lloyd’s security and trust deed or such other deed or document as Lloyd’s may from time to time require the Account Party to execute and deliver for the purposes of providing a Lloyd’s Deposit.
[*****]
“Credit Documents” means, collectively, this Agreement, the Letter of Credit Documents, the Fee Letters, the Guaranty Agreement, each FAL Providers’ Deed, and any agreements, instruments or documents that create or purport to create a Lien on the Collateral Account in favor of the Administrative Agent for the benefit of the Finance Parties, and each Control Agreement.
“Credit Parties” means, collectively, the Borrower and the Guarantor (each a “Credit Party”).
“Default” means any of the events specified in Section 10 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Default Rate” means [*****].
“Defaulting Lender” means, subject to Section 2(p)(ii), any Lender that (a) has failed to pay to the Administrative Agent, the L/C Agent or any other Lender any amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2(p)(ii)) upon delivery of written notice of such determination to the Borrower, the L/C Agent and each Lender.
“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (A) debt securities or (B) any Capital Stock referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the Final Expiry Date of any Letter of Credit; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Sterling, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Sterling with Dollars.
“Dollars” or “$” means dollars of the United States of America.
“Drawing Document” has the meaning assigned to such term in Section 2(u).
“Drawing Request” has the meaning assigned to such term in Section 2(d).
“Eligible Assignee” means any of (a) a Lender or an Affiliate of a Lender, (b) a bank or financial institution which has a comparable rating from an internationally recognized credit rating agency to that of any existing Lender, and (c) any other Person (other than a natural person) approved by, unless an Event of Default has occurred and is continuing, the Borrower such approval to not be unreasonably withheld or delayed, and the Borrower will be deemed to have given its approval ten (10) days after receiving a request for its approval unless such approval is expressly refused by the Borrower within that time; provided, however, that such Eligible Assignee shall also be an Approved Credit Institution.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any L/C Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any of its ERISA Affiliates of any

notice, or the receipt by any Multiemployer Plan from, the Borrower, or any of its ERISA Affiliates of any notice, concerning the imposition upon the Borrower, or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 28(a).
“Event of Default” has the meaning specified in Section 10.
“Everest Parties” means, collectively, the Guarantor, the Borrower and the Account Party (each an “Everest Party”).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Finance Party or required to be withheld or deducted from a payment to a Finance Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Finance Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable funding office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes and (b) any withholding Taxes imposed under FATCA.
“Extended Availability Period” means the period commencing on the Closing Date and ending on the Extended Commitment Termination Date.
“Extended Commitment Termination Date” means the earliest to occur of (a) May 31, 2025, (b) the date of termination of all of the Commitments by the Borrower pursuant to Section 2(i), and (c) the date of termination of the Commitments pursuant to Section 11(a).
“Facility Amount” means £112,500,000, as such amount may be modified at any time or from time to time pursuant to the terms hereof.
“FAL Providers’ Deed” means a FAL Providers’ Deed among the Account Party, the Administrative Agent and each other bank or other Person that has provided or proposes to provide Funds at Lloyd’s of the Account Party, in form and substance satisfactory to the Administrative Agent.
“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.
“FCA” means the Financial Conduct Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of this Agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day's federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds target upper bound rate; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.
“Fee Letter” means the Agency Fee Letter, the Upfront Fee Letter and any other fee letter entered into between any Finance Party and the Borrower in connection with this Agreement.
“Final Expiry Date” has the meaning assigned to such term in Section 2(w)(i).
“Finance Party” means (a) the Administrative Agent, (b) the L/C Agent, and (c) any Lender and/or (d) any Issuing Lender, as applicable.
“Financial Strength Rating” means, as to any Person, the rating that has been most recently announced by A.M. Best as the “financial strength rating” of such Person.
“Funds at Lloyd’s” or “FAL” has the meaning given to it under paragraphs 16 and 17 of the Membership Byelaw (No. 5 of 2005).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means the collective reference to the Guarantor and its Subsidiaries (including the L/C Parties).
“Group Member” means any member of the Group.
“Guarantor” means Everest Group, Ltd., a Bermuda exempted company.
“Guaranty Agreement” means the guaranty agreement, dated as of the Closing Date, between the Guarantor and the Administrative Agent, as amended, restated, modified or supplemented from time to time.

“Handbook” means the UK Prudential Regulation Authority Handbook of Rules and Guidance or the UK Financial Conduct Authority Handbook of Rules and Guidance, as applicable (each as amended from time to time).
“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, including any swap agreement (as defined in 11 U.S.C. § 101).
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Finance Party or any affiliate of a Finance Party).
“Honor Date” has the meaning assigned to such term in Section 2(d)(i).
“Increase Effective Date” has the meaning assigned to such term in Section 2(j)(iii).
“Incremental Commitment” has the meaning assigned to such term in Section 2(j)(i).
“Indebtedness” means, with respect to any Person (without duplication), (i) all indebtedness of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital or finance leases, to the extent such obligations are required to be so recorded, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) the Hedge Termination Value of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (x) all contingent obligations of such Person in respect of Indebtedness of other Persons and (xi) all indebtedness referred to in clauses (i) through (x) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Ineligible Amount” has the meaning specified in Section 2(q)(ii).
“Information” has the meaning set forth in Section 12.
“Instructions” has the meaning set forth in Section 2(a).
“Insurance Regulatory Authority” means, with respect to any L/C Party or any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over any L/C Party, in each other jurisdiction in which such L/C Party conducts business or is licensed to conduct business.
[*****]
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the stated amount of, such Letter of Credit. The terms “Issued", “Issuing” and “Issuance” have corresponding meanings.
“Issuing Lender” means, with respect to each Letter of Credit, each Lender who has issued such Letter of Credit.
“L/C Agent” means Lloyds Bank, in such capacity.
“L/C Disbursement” has the meaning assigned to such term in Section 2(d)(ii).
"L/C Fee Rate” means[*****].
“L/C Parties” means, collectively, the Borrower and the Account Party (each a “L/C Party”).
“Lender” means each Person party to this Agreement as a Lender as of the Closing Date and any other Person that becomes a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Each Lender as of the Closing Date is listed on Schedule 1.

“Lending Office” means, with respect to each Lender, the office or offices of such Lender described as such on Schedule 2 hereof, or such other office or offices as such Lender may from time to time notify the Administrative Agent and the Borrower.
“Letter of Comfort” means a comfort letter from Lloyd’s in a form satisfactory to the Administrative Agent.
“Letter of Credit” has the meaning assigned to such term in the recitals to this Agreement.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any Applications, agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit and any other document, agreement, and instrument entered into by the L/C Agent and any L/C Party in respect of such Letter of Credit.
“Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Ratable Share of the sum of (i) the Sterling Equivalent of the aggregate Stated Amount of the Letters of Credit at such time, and (ii) the Sterling Equivalent of the aggregate amount of all outstanding Reimbursement Obligations in respect of the Letters of Credit at such time.
[*****]
“Letter of Credit Obligations” means, at any time, the Letter of Credit Obligations (Dollars) at such time and the Letter of Credit Obligations (Sterling) at such time .
“Letter of Credit Obligations (Dollars)” means, at any time a Letter of Credit denominated in Dollars is outstanding, the aggregate undrawn Stated Amount of all Letters of Credit denominated in Dollars then outstanding. For all purposes of this Agreement, if on any date of determination any amount may still be drawn under a Letter of Credit denominated in Dollars, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Obligations (Sterling)” means, at any time a Letter of Credit denominated in Sterling is outstanding, the aggregate undrawn Stated Amount of all Letters of Credit denominated in Sterling then outstanding. For all purposes of this Agreement, if on any date of determination any amount may still be drawn under a Letter of Credit denominated in Sterling, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
“Lloyds Bank” means Lloyds Bank plc, a public limited company organized under the laws of England and Wales.
“Lloyd’s” means the Society incorporated by the Lloyd’s Act 1871 by the name Lloyd’s.

“Lloyd’s Deposit” has the meaning given to such expression in paragraph 1 of the Definitions Byelaw (No. 7 of 2005).
“Lloyd’s syndicate accounting rules” means a reference to the Lloyd’s syndicate accounting rules within the meaning of the Definitions Byelaw (No. 7 of 2005).
“M&URs” means the Membership and Underwriting Conditions and Requirements set out in Market Bulletin Ref: Y5348 (as amended or supplemented from time to time and including any successor to or replacement thereof).
“Managed Syndicate” means Everest Syndicate 2786.
“Managing Agent” means Asta Managing Agency Ltd.
“Material Adverse Effect” means a material adverse effect upon (i) the financial condition, operations, business, properties or assets of the L/C Parties taken as a whole, (ii) the ability of the Credit Parties, taken as a whole, to perform any of their payment or other material obligations under any of the Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Finance Parties hereunder and thereunder.
“Maximum Rate” has the meaning assigned to such term in Section 2(y).
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“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 20 and (b) has been approved by the Required Lenders.
“Obligations” means all obligations and liabilities (including any interest and fees accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable Bankruptcy Laws, whether or not the claim for such interest or fees is allowed in such proceeding), including without limitation, reimbursement and other payment obligations and liabilities, of the Borrower to the Finance Parties arising under, or in connection with, the applicable Credit Documents, including, without limitation, Section 5 below, any Application or any Letter of Credit, in each case whether matured or unmatured, absolute or contingent, now existing or hereafter incurred.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
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“Other Connection Taxes” means, with respect to any Finance Party, Taxes imposed as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Letter of Credit or Credit Document).
“Other Taxes” means all present or future stamp or documentary taxes or any other similar charges or levies arising from any payment made under the Credit Documents or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are imposed both (i) as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or performed its obligations or having received a payment under, or enforced its rights or remedies under, this Agreement or any other Credit Document, or sold or assigned an interest in any Credit Document) and (ii) with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment or designation of a new office made in accordance with this Agreement as requested by the Borrower).
“Outstanding Letters of Credit” means, as of any date, the sum of (a) the Sterling Equivalent of the aggregate Stated Amount of all outstanding Letters of Credit at such time and, without duplication, (b) the Sterling Equivalent of all reimbursement obligations in respect of Letters of Credit at such time.
“Own FAL” means, in relation to the Account Party, such part of its Funds at Lloyd’s (if any) as is provided by the Account Party or any other Group Member by way of cash and/or investments and/or covenant and charge or otherwise as permitted by Lloyd's from time to time (which shall be valued by Lloyd’s in accordance with its usual practice).
“Participant” has the meaning assigned to it in Section 21(e).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Recipient” has the meaning assigned to it in Section 28(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Everest Party or any ERISA Affiliate thereof is (or if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations or any successor regulations, as modified by Section 3(42) of ERISA, and the rules and regulations thereunder.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“PRA” means the Prudential Regulation Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of this Agreement.
“Prime Rate” means the rate of interest last quoted by the Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System of the United States in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably by the Administrative Agent) or any similar release by the Board of Governors of the Federal Reserve System of the United States (as determined reasonably by the Administrative Agent).
“Process Agent” has the meaning assigned to such term in Section 16.
“Quarterly Monitoring Return” means the information to be provided by the L/C Parties in relation to the Managed Syndicate pursuant to Section 7(b)(v).
“Quarterly Statement” means, with respect to any L/C Party for any fiscal quarter, the quarterly financial statements of such L/C Party.
“Ratable Commitment Percentage” of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments then in effect.
“Ratable Share” of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s outstanding Letter of Credit Exposure by the aggregate of all outstanding Letter of Credit Exposure as of any date of determination.
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“Rating Downgrade” means a reduction or withdrawal of the Financial Strength Rating of any Credit Party following or as a result of a Change in Control.
“Realistic Disaster Scenario” means any realistic disaster scenario presented in connection with a business plan prepared in relation to the Managed Syndicate under paragraph 35 of the Underwriting Byelaw (No. 2 of 2003) which shows the potential impact on the Managed Syndicate of a catastrophic event.
“Register” has the meaning assigned to such term in Section 21(d).
“Reimbursement Obligation” means, with respect to each Letter of Credit, the obligation of the Borrower to reimburse the Issuing Lenders for any payment made by the Issuing Lenders under, or in respect of, such Letter of Credit, together with interest thereon payable as provided herein.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.
“Remaining Ineligible Amount” has the meaning specified in Section 2(q)(iv).
“Required Lenders” means, at any time, Lenders having Commitments or, if any Letters of Credit have been issued, Letter of Credit Exposures representing more than 50.0% of the aggregate Commitments or Letter of Credit Exposures (as applicable) of all Lenders; provided that the Commitment or Letter of Credit Exposure (as applicable) of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer or director of such Person designated in writing by such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer or director. Any document delivered hereunder or under any other Credit Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Revaluation Date” means each of the following: (i) each date of issuance, extension or renewal of a Letter of Credit, (ii) each date of an amendment of a Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any L/C Disbursement, and (iv) such additional dates as the Administrative Agent shall determine.
“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.
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“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office on the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.
“Standard Letter of Credit Practice” means, for any Finance Party, any U.S. federal or state or foreign law or letter of credit practices applicable in the city in which such Finance Party Issued the applicable Letter of Credit. Such practices shall be (i) of banks that regularly issue letters of credit in the particular city and (ii) required or permitted under the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is used (“ISP”).
“Stated Amount” means, with respect to a Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Sterling Equivalent” means, at any time, (a) with respect to any amount denominated in Sterling, such amount, and (b) with respect to any amount denominated in Dollars, the equivalent amount thereof in Sterling as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Sterling.
“Subject Business” has the meaning assigned to such term in Section 2(c)(i).
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Syndicate” means a reference to a group of members or a single corporate member underwriting insurance business at Lloyd’s through the agency of a managing agent to which a particular syndicate number is assigned by the Council of Lloyd’s.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Notice” has the meaning assigned to such term in Section 2(w)(i).
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“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Upfront Fee Letter” means the upfront fee letter dated as of the Closing Date between the Borrower and the Administrative Agent.
“U.S.” means United States of America.
(b)Terms Generally.
(i)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include", “includes” and “including” shall be deemed to be followed by the phrase “without limitation". Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein or in the other Credit Documents shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein or in the other Credit Documents to any Person shall be construed to include such Person’s successors and assigns, and (C) the words “herein, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
(ii)Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(iii)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including."
(iv)If the payment or computation of any interest, commission or fees under any Credit Document would otherwise occur on a day which is not a Business Day, such payment or computation shall instead occur on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
(c)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until amended in accordance with Section 20, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(d)Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Sterling Equivalent amounts of the Stated Amounts denominated in Dollars. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts from Dollars to Sterling until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Sterling) for purposes of the Credit Documents shall be such Sterling

Equivalent amount as so determined by the Administrative Agent. Wherever in this Agreement in connection with the issuance, amendment, extension or renewal of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Sterling, but such Letter of Credit is denominated in Dollars, such amount shall be the relevant Dollar Equivalent of such Sterling amount, as determined by the Administrative Agent, as the case may be.
2.LETTER OF CREDIT FACILITY.
(a)General. Subject to the terms and conditions of this Agreement, the Borrower may, during the Availability Period, request that the Lenders issue no more than two (2) Letters of Credit (or such other number of Letters of Credit as the Administrative Agent may agree) for the account of the Account Party. The Letters of Credit shall each be denominated in an Available Currency, as selected by the Borrower. The Letter of Credit may only be issued on a Business Day. Each request to issue a Letter of Credit (an “Application”) shall be in the form of Exhibit C or such other form as the Administrative Agent shall from time to time require or agree to accept (including any type of electronic form or means of communication acceptable to the Administrative Agent). The Letter of Credit shall be issued severally by all of the Lenders (including through any of their respective Affiliates or branches as such Lender may determine appropriate) acting through the L/C Agent, at the time of issuance as a single multi-bank letter of credit, and shall be substantially in the form of Exhibit A with such changes therein as the L/C Agent (in consultation with the Borrower) determines are acceptable to it and not adverse to the interests of the Lenders in any material respect. Inquiries, communications and instructions (whether written or in other electronic form approved by the Administrative Agent) regarding a Letter of Credit, an Application and this Agreement are each referred to herein as “Instructions". The Administrative Agent’s records of the content of any Instruction will be conclusive, absent manifest error.
(b)Procedure for Issuing the Letter of Credit.
(i)Subject to the terms and conditions of this Agreement, the Lenders agree to issue no more than two (2) Letters of Credit (or such other number of Letters of Credit as the Administrative Agent may agree) for the account of the Account Party during the Availability Period with an aggregate Stated Amount of such Letters of Credit not to exceed the Facility Amount. A Letter of Credit shall be issued or amended solely upon delivery of an Application by the Borrower to the Administrative Agent during the Availability Period (in the case of the issuance of a Letter of Credit) or during the Extended Availability Period (in the case of an amendment to a Letter of Credit), which Application shall be provided to the Administrative Agent in accordance with Section 19, no later than 10:00 a.m. (London time) on the date that is two Business Days prior to the proposed issuance or amendment date and shall set forth (i) the proposed issuance or amendment date of the requested Letter of Credit; (ii) the amount thereof, which shall not exceed the Facility Amount; (iii) the expiry date thereof, which, after giving effect to the most recent Termination Notice to be given pursuant to Section 2(w) of this Agreement, shall be no later than the Final Expiry Date specified in such Termination Notice; (iv) the name and address of Lloyd’s as the beneficiary thereof; (v) that the Letter of Credit is intended to cover the 2025 year of account and each prior open year of account of the Account Party (vi) whether the Letter of Credit is denominated in Sterling or Dollars; (vii) a confirmation that each of the conditions precedent set forth in Section 4 have been satisfied; and (viii) such other matters as shall be necessary to prepare the Letter of Credit. The Administrative Agent shall promptly send a copy of the Application to the Lenders in accordance with Section 19.
(ii)The L/C Agent shall act on behalf of the Lenders with respect to each Letter of Credit and the documents associated therewith, and the L/C Agent shall have all of the rights, benefits and immunities (i) provided to the Administrative Agent in Section 27 with respect to any acts taken or omissions suffered in connection with the Letters of Credit issued or proposed to be issued by it or administered by it and any documents pertaining to the Letters of Credit as fully as if the term

“Administrative Agent” as used in Section 27 included the L/C Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Agent.
(iii)The obligation of each Issuing Lender under each Letter of Credit shall be several and not joint and shall be in an amount equal to such Issuing Lender’s Ratable Commitment Percentage of the aggregate Stated Amount of such Letter of Credit at the time such Letter of Credit is issued (subject to any amendments to such Letter of Credit expressly permitted hereunder) and such Letter of Credit shall expressly so provide. Absent the prior written consent of each Issuing Lender, no Letter of Credit may be issued in any way that would vary the several and not joint nature of the obligations of the Issuing Lenders thereunder as provided in this Section 2(b)(iii). The failure of any Issuing Lender to make any L/C Disbursement in respect of a Letter of Credit on any date shall not relieve any other Issuing Lender of its corresponding obligation, if any, hereunder to do so on such date, but neither the L/C Agent nor any Issuing Lender shall be responsible for the failure of any other Issuing Lender to make its L/C Disbursement in respect of such Letter of Credit. In connection with any change in the Lenders’ respective Commitments pursuant to Section 21 or any other event or circumstance resulting in a change in the Ratable Commitment Percentages or Ratable Shares of the Lenders, the L/C Agent, each applicable Lender and the L/C Parties shall use commercially reasonable efforts to obtain the consent of Lloyd’s and have each outstanding Letter of Credit amended or replaced to reflect the new Ratable Shares of the applicable Issuing Lenders effective concurrently with or, to the extent agreed to in writing by the L/C Agent, the assigning Lender and the assignee (if applicable), promptly following the effective date of such change. Until each applicable Letter of Credit has been so amended or replaced with the consent of Lloyd’s, the Issuing Lenders (both before and after giving effect to the change in Ratable Shares) shall be deemed to have irrevocably and unconditionally sold and purchased participations in such Letter of Credit (including each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any Cash Collateral or other security therefor or guaranty pertaining thereto) as necessary to give effect to the change in Ratable Shares.
(iv)Each Letter of Credit shall be executed and delivered by the L/C Agent in the name and on behalf of each Issuing Lender, and the L/C Agent shall act under such Letter of Credit, and such Letter of Credit shall expressly provide that the L/C Agent shall act, as the agent of each Issuing Lender to (i) execute and deliver such Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Letter of Credit, (iv) notify such Issuing Lender and the Borrower that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of such Letter of Credit under the documents for which such Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the L/C Agent shall have no obligation or liability for any L/C Disbursement under such Letter of Credit (other than in its capacity as an Issuing Lender). Each Issuing Lender hereby irrevocably authorizes the L/C Agent, acting through any duly authorized signatory, to execute and deliver each applicable Letter of Credit in the name and on behalf of such Issuing Lender and to take such other actions contemplated by this Section 2(b)(iv). Promptly upon the request of the L/C Agent, each Issuing Lender will furnish to the L/C Agent such additional powers of attorney or other evidence as any beneficiary of a Letter of Credit may reasonably request in order to demonstrate that the L/C Agent has the power to act in the name and on behalf of such Issuing Lender to execute and deliver such Letter of Credit.

(v)If one or more Letters of Credit has been issued during the Availability Period and the Facility Amount has been increased above [*****] pursuant to and in accordance with Section 2(j), the Borrower may, during the Extended Availability Period, request an amendment of one or more Letters of Credit to increase the Stated Amount thereof by delivering to the Administrative Agent and the L/C Agent (reasonably in advance of the Increase Effective Date) a notice specifying the Increase Effective Date, the requested new Stated Amount of each applicable Letter of Credit and the aggregate Stated Amount of all Letters of Credit (which shall not exceed the Facility Amount), and such other information and documentation as shall be necessary or reasonably requested by the L/C Agent to amend each applicable Letter of Credit.
(c)Purpose and Application.
(i)Each Letter of Credit (i) shall be requested by, and issued on behalf of, the Borrower and (ii) is intended to provide Funds at Lloyd’s for the general business at Lloyd’s of the Account Party assumed as a member of the Managed Syndicate at Lloyd's for the 2025 year of account and each prior open year of account (the “Subject Business”). For so long as a Letter of Credit issued hereunder is deposited at Lloyd’s, the Borrower shall procure that such Letter of Credit be applied to support the Subject Business. The Finance Parties shall not be obliged to monitor or verify such application by the L/C Parties.
(ii)Each of the parties hereto agrees and acknowledges that, subject to the duties of Lloyd's as trustee of all Funds at Lloyd’s and to any conditions and requirements prescribed under the Membership Byelaw (No. 5 of 2005) which are for the time being applicable, the Letters of Credit will provide Funds at Lloyd's for the Account Party and shall only be applied in accordance with the applicable rules or procedures of Lloyd’s.
(iii)The Borrower shall use its commercially reasonable efforts to ensure that all Funds at Lloyd’s of the Account Party (including Own FAL but excluding any Letters of Credit) are applied to support the Subject Business before any Letter of Credit is drawn.
(d)General Payment Obligations.
(i)Upon receipt from Lloyd’s, as the beneficiary of a Letter of Credit, of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the L/C Agent shall promptly notify the Borrower and the Issuing Lenders of the receipt of such Drawing Request and of the date on which the Issuing Lenders are required to honor such request (such date, an “Honor Date”), which date will be no earlier than the date that is two (2) Business Days after the date the L/C Agent received such Drawing Request. Any notice given by the L/C Agent pursuant to this Section 2(d)(i) shall be given in accordance with Section 19; provided that any failure to give or delay in giving any such notice will not relieve the Borrower of its obligation to reimburse the Issuing Lenders with respect to any L/C Disbursement.
(ii)Upon receiving the notice of a Drawing Request from the L/C Agent, each Issuing Lender will promptly and in any event no later than the Honor Date (A) make any payment or disbursement pursuant to or in respect of the Drawing Request (each an “L/C Disbursement”) in respect of the applicable Letter of Credit in accordance with the amount of its liability under such Letter of Credit and this Agreement, and such L/C Disbursement is to be made in the Applicable Currency to Lloyd’s, as the beneficiary of the applicable Letter of Credit, by promptly crediting the amounts of its liability under such Letter of Credit and this Agreement, to the account identified by Lloyd’s in connection with such demand for such L/C Disbursement and (B) notify the L/C Agent of such L/C Disbursement. Promptly following the L/C Disbursements by the Issuing Lenders in respect of the Letter of Credit, the L/C Agent will notify the Borrower of such L/C Disbursements.
(iii)If any Issuing Lender makes a L/C Disbursement, then no later than the first succeeding Business Day after the L/C Agent notifies the Borrower of such L/C Disbursement the Borrower shall pay to the Administrative Agent, for the account of such Issuing Lender, in immediately available funds, an amount equal to such L/C Disbursement. If the Administrative Agent receives for the account of any Issuing Lender any such payment or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Issuing Lender its ratable share or other applicable share provided for under this Agreement (appropriately adjusted, in the case of interest payments, to reflect the period of time during which the applicable Letter of Credit was outstanding) in the same funds as those received by the Administrative Agent.
(iv)The Borrower shall be obligated to reimburse the Issuing Lenders (through the Administrative Agent) for any and all drawings under the Letters of Credit. The Borrower hereby acknowledges that the issuance of the Letters of Credit is required pursuant to terms of the general business at Lloyd’s of the Account Party for the 2025 year of account and each prior open year of account, and such issuance inures to the benefit of the Borrower.
(v)If the Borrower fails to reimburse the Issuing Lenders for any L/C Disbursement on the date due, then the unpaid amount thereof shall bear interest for each day from and including the date of such L/C Disbursement, to but excluding the date on which payment is actually made by the Borrower, at the Default Rate. Accrued and unpaid interest on past due amounts shall be due and payable upon demand.
(vi)Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2(p).
(e)Payment Instructions. All payments by the Borrower to any Finance Party hereunder shall be made in immediately available funds, free of any reduction, defense, recoupment and without set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent's Office, for the account of the respective Finance Parties to which such payment is owed. All Payments by the Borrower to reimburse the Issuing Lenders for any L/C Disbursement shall be in the Applicable Currency. Unless otherwise specified in the applicable Credit Document, all other payments under the Credit Documents shall be in Sterling. All payments by the Borrower shall be in immediately available funds and made at or prior to 10:00 a.m., New York time. The Administrative Agent will promptly distribute to each applicable Finance Party its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). All payments received by the Administrative Agent after 10:00 a.m., New York time shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(f)Computation of Interest and Fees. All computations of interest and fees to be made hereunder and under any other Credit Document in Sterling shall be made on the basis of a year consisting of 365 days (or 366 days in a leap year), in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. All computations of interest and fees to be made hereunder and under any other Credit Document in Dollars shall be made on the basis of a year consisting of 360 days, in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable.
(g)Increased Costs.
(i)If any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (B) subject any Finance Party to any Tax with respect to this Agreement or the Letters of Credit (except for Indemnified Taxes, Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits, or Taxes described in clause (b) of the definition of "Excluded Taxes"), or (C) impose on any Lender any other condition, cost or expense affecting this Agreement or the Letters of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such other Finance Party of participating in, issuing or maintaining the Letters of Credit, or to reduce the amount of any sum received or receivable by such Lender or such other Finance Party hereunder (whether of interest or any other amount) then, upon request of such Lender or such other Finance Party, the Borrower will pay to such Lender or such other Finance Party, as the case may be, such additional amount or amounts as will compensate such Lender or such other Finance Party, as the case may be, for such additional costs incurred or reduction suffered.
(ii)If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Letters of Credit, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(iii)A certificate of a Lender or any other Finance Party setting forth the amount or amounts necessary to compensate such Lender or such other Finance Party or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Finance Party, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(iv)Failure or delay on the part of any Lender or such other Finance Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Finance Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Finance Party pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such other Finance Party, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Finance Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 days period referred to above shall be extended to include the period of retroactive effect thereof).
(h)Net Payment; Taxes.
(i)All amounts payable by the Borrower hereunder will be paid in full, free of all Taxes now or hereafter levied, collected, withheld, assessed or otherwise imposed, except as required by applicable law. If any Taxes are so levied or imposed and such Tax is an Indemnified Tax, the Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder, after withholding or deduction or on account of such Indemnified Taxes, will not be less than the amount provided for herein. Whenever any such Taxes are required to be withheld or deducted from any amounts payable to Finance Party hereunder, the Borrower shall pay such Taxes to the appropriate taxing authority for the account of the relevant Finance Party and, as promptly as possible thereafter, send to such Finance Party an original or certified copy of the official receipt or other evidence of such payment reasonably satisfactory to such Finance Party showing payment thereof, together with such additional documentary evidence as may be reasonably required from time to time by such Finance Party. If the Borrower fails to pay any such Taxes when due to the appropriate taxing authority or fails to remit any such official receipts or other required documentary evidence, the Borrower agrees to indemnify such Finance Party for and to hold the such Finance Party harmless from and against any incremental taxes, interest or penalties that may become payable by such Finance Party as a result of such failure; provided that this sentence shall not apply to any Excluded Taxes.
(ii)Without duplicating amounts payable under Section 2(h)(i), if the Borrower is prohibited by law from making one or more payments under this Agreement free of Taxes in accordance herewith, or if any taxing authority shall at any time assert that a Finance Party is required to pay any such Taxes and such Finance Party pays any such Taxes, such Finance Party shall furnish to the Borrower copies of official tax receipts evidencing such payment by such Finance Party and, if such Tax is an Indemnified Tax, the Borrower shall pay such additional amount to such Finance Party as may be necessary in order that the actual amount received by such Finance Party after all Indemnified Taxes (and after payment of any additional Indemnified Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received by such Finance Party if such Indemnified Taxes were not required.
(iii)Any Finance Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Finance Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Finance Party is subject to backup withholding or information reporting requirements. Each Finance Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)If any Finance Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Finance Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Finance Party, shall repay to such Finance Party the amount paid over pursuant to this paragraph (iv) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Finance Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (iv), in no event will any Finance Party be required to pay any amount to the Borrower pursuant to this paragraph (iv) the payment of which would place the Finance Party in a less favorable net after-Tax position than the Finance Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Finance Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
Permanent Reduction of Commitments. The Borrower shall have the right at any time and from time to time, upon at least five Business Days’ prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) all of the Commitments at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than [*****] or any whole multiple of [*****] in excess thereof. All Commitment Fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.
(i)Increased Facility Amount.
(i)Request for Increase. The Borrower may, at any time during the Availability Period, by written notice to the Administrative Agent and each Lender, request an increase in the Commitments (an “Incremental Commitment”); provided that (i) such request for an increase shall be in a minimum amount of [*****] (or such lesser amount as may be approved by the Administrative Agent), (ii) after giving effect to such increase, the Commitments shall not exceed [*****] in the aggregate, and (iii) the Borrower may make no more than one request for an increase in the Commitments under this Section 2(j). Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment pursuant to this Section 2(j) and any election to do so shall be in the sole discretion of each Lender.
(ii)Offer Period. The Borrower may request that any Lender provide an Incremental Commitment or that an Eligible Assignee provide any Incremental Commitment. Each Lender that is willing to provide all or part of such Incremental Commitments shall confirm its commitment to do so and its agreement to assume Incremental Commitments by delivering an executed Incremental Commitments confirmation notice to the Borrower and the Administrative Agent or, for Lenders not already a party to this Agreement, by delivering a joinder agreement reasonably satisfactory to the Administrative Agent.
(iii)Terms of Increase. The Administrative Agent and the Borrower shall determine the effective date for any increase of the Commitments pursuant to this Section 2(j) (the “Increase Effective Date”) and, if applicable, the final allocation of such increase among the Lenders providing such increase; provided that such date shall be a Business Day and be prior to the last day of the Availability Period. Effective as of the Increase Effective Date, subject to the terms and conditions set forth in this Section 2(j), each Incremental Commitment shall be a Commitment (and not a separate facility hereunder), and the Facility Amount shall be increased by an amount equal to the aggregate amount of the Incremental Commitments.
(iv)Conditions to Effectiveness. Notwithstanding the foregoing, the increase in the Facility Amount pursuant to this Section 2(j) shall not be effective unless:
(A)no Default shall have occurred and be continuing on the Increase Effective Date and after giving effect to such increase;
(B)the Borrower shall be in pro forma compliance with Section 8(a) immediately after giving effect to such increase, calculated based on the most recently delivered financial statements under Section 7(a);
(C)the representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Increase Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(D)all fees payable to the Finance Parties in connection with such Incremental Commitments shall have been paid to the applicable Finance Parties.
(v)As of the Increase Effective Date, upon the Administrative Agent’s receipt of the documents required by clause (iv) above, the Administrative Agent shall give prompt notice of the increase in the Commitments to the Borrower, the L/C Agent and the Lenders.
(j)Fees.
(i)[*****]
(i)
(k)Cash Collateralization.
(i)Upon the occurrence of any of the following events, the Borrower shall promptly (and in any case within [*****] thereof), deposit in the Collateral Account, Cash in Dollars in an aggregate amount equal to or greater than the Letter of Credit Obligations (Dollars) as of such date and Cash in Sterling in an aggregate amount equal to or greater than the Letter of Credit Obligations (Sterling) as of such date (which amounts shall be confirmed in writing by the Administrative Agent to the Borrower as of such date):
(A)Managing Agent. The Managing Agent ceases to act as managing agent at Lloyd’s or ceases to be the managing agent of the Managed Syndicate, or the Council of Lloyd’s, the PRA and/or the FCA (as applicable) withdraws the permission of the Managing Agent to act as a managing agent at Lloyd's or to manage the Managed Syndicate, unless (1) a substitute managing agent is appointed in place of the Managing Agent pursuant to Park K of the Underwriting Byelaw (No.2 of 2003) and (2) such substitute managing agent is a Group Member.

(B)Corporate Member's Deed. The termination by Lloyd’s (or other trustee for the time being) of the trusts created by the Corporate Member’s Deed.
(C)Lloyd’s Market Reorganisation Order. A “Lloyd’s Market Reorganisation Order” is made by the English courts in relation to the “association of underwriters known as Lloyd’s” as each of those terms is defined in the Insurers (Reorganisation and Winding Up) (Lloyd’s) Regulations 2005 and either (i) the Borrower is an “affected market participant” (as defined in the Insurers (Reorganisation and Winding Up) (Lloyd’s Regulations 2005) or (ii) such “Lloyd’s Market Reorganisation Order” could be reasonably likely to have a Material Adverse Effect; or
(D)Financial Services and Markets Act 2000. Either (x) a failure by Lloyd's (or, where appropriate, the Members of Lloyd’s taken together) to satisfy the solvency requirements to which it is or they are subject by virtue of Part XIX of the Financial Services and Markets Act 2000, the Handbook or any statutory provision enacted after the date of this agreement and a failure to comply with any binding requirement to rectify the position within the time period permitted for such rectification; or (y) the authorization or permission granted to Lloyd’s to carry on a regulated activity pursuant to the Financial Markets and Services Act 2000 is withdrawn, removed, revoked or cancelled by the PRA or the FCA, which, in either such case, could be reasonably likely to have a Material Adverse Effect; or
(E)Modification of Lloyd’s Acts, Byelaws or Trusts. Any modification, repeal, amendment, replacement or revocation of Lloyd's Acts 1871 to 1982, any byelaw or any deed or agreement required by Lloyd’s to be executed or entered into by any person in connection with insurance business at Lloyd’s (whether carried on by such person or otherwise) or any trust created thereby is made or proposed which could be reasonably likely to have a Material Adverse Effect; or
(F)Solvency Test. The Account Party fails as a corporate member of Lloyd’s to maintain its capital resources requirement calculated by Lloyd’s and notified to it in accordance with the Handbook and that failure has not been remedied within [*****] of such failure.
(ii)Tail Period Cash Collateralization. On or before December 31, 2025, the Borrower will Cash Collateralize the Letter of Credit Obligations as of such date in an amount equal to 100% of such Letter of Credit Obligations.
(iii)Termination of Cash Collateralization. If any Letter of Credit Obligations are Cash Collateralized pursuant to this Section 2(l), at such time as the Commitments of the Finance Parties hereunder shall have terminated, no Letters of Credit are outstanding and all Obligations payable by the Credit Parties under the Credit Documents shall have been paid in full, the Borrower shall be permitted to remove from the Collateral Account any remaining Cash deposit.
(iv)Change in Control. Upon the occurrence of a Rating Downgrade, the Borrower shall promptly (and in any case within [*****] of such Rating Downgrade) Cash Collateralize the Letter of Credit Obligations in an aggregate amount equal to or greater than the Applicable Percentage of such Letter of Credit Obligations.
(l)VAT.
(i)All amounts expressed to be payable under a Credit Document by any Credit Party to any Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Credit Party and such Finance Party is required to account to the relevant tax authority for the VAT, that Credit Party must pay to the Administrative Agent (in addition to and at the same time as paying any other consideration for such supply) (for its own account or for the account of the other Finance Parties, as applicable) an amount equal to the amount of the VAT (and the Administrative Agent or any other applicable Finance Party must promptly provide an appropriate VAT invoice to that Credit Party).
(ii)Where a Credit Document requires any Credit Party to reimburse or indemnify any Finance Party for any cost or expense, that Credit Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iii)Any reference in this Section 2(m) to any Credit Party shall, at any time when such Credit Party is treated as a Group Member for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such Group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
In relation to any supply made by any Finance Party to any Credit Party under a Credit Document, if reasonably requested by any Finance Party, that Credit Party must promptly provide such Finance Party with details of that Credit Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
(m)Evidence of Letters of Credit.
(i)The accounts and records maintained by the Administrative Agent and each Issuing Lender in respect of the Letters of Credit shall be conclusive, absent manifest error, for purposes of determining amounts due from the Borrower in relation to the Letters of Credit and the fees thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(ii)In addition to the accounts and records referred to in this Section 2(n), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in the Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(n)Sharing of Payments by Lenders.
(i)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such obligations (other than pursuant to Section 2(g) or Section 2(h)) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in such obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts owing them; provided that:
(A)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(B)the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral, or (z) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its interests in the Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
(ii)The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(o)Defaulting Lenders.
(i)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(A)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 20.
(B)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent or the L/C Agent hereunder; second, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to the Letters of Credit under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
(C)No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)If the Borrower, the Administrative Agent and the L/C Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(p)Funds at Lloyd’s Ineligibility.
(i)In this Section 2(q), “Accepting Lender” means each existing Lender which accepts an Ineligible Amount pursuant to this Section 2(q).
(ii)If all or any part of a Lender's participation in the Letters of Credit and/or all or any part of a Lender's unused Commitment, in each case, has ceased or will cease to be eligible as Funds at Lloyd’s for the Account Party in respect of the Subject Business (such Lender being an “Affected Lender” and the amount of its participation or Commitment which has ceased or will cease to be eligible being, the “Ineligible Amount”):
(A)the Borrower or the Affected Lender shall, promptly upon becoming aware of such event, notify the Administrative Agent who shall, in turn, promptly notify the Borrower or the Affected Lender, as applicable; and
(B)if alternative arrangements acceptable to the Borrower and the Administrative Agent have not been made within 10 days from the date in which it became an Affected Lender (or such time period as may be agreed in writing between the parties), either the Borrower or the Affected Lender may by notice to the other (through the Administrative Agent) request:
(1)a transfer of the Ineligible Amount takes place pursuant to clauses (iii) to (v) below;
(2)the cancellation of the Commitment of the Affected Lender take place pursuant to clause (vi) below; or
(3)following the process set out at clauses (iii) and (iv) below, the Ineligible Amount be reduced to zero pursuant to clause (v) below.
(iii)If any such notification is made pursuant to clause (ii)(B)(2) of this Section 2(q), the Administrative Agent shall promptly offer the Ineligible Amount to the other Lenders in the same proportion that each Lender's Commitment bears to the total Commitments of all Lenders (excluding, in each case, the Affected Lender and its Commitment) whereupon:
(A)if, within five Business Days of such offer, any one or more Lenders accepts such offer, the Borrower, the Affected Lender and those Lenders shall, as soon as reasonably practicable thereafter, but in any event within 30 days from the date on which it became an Affected Lender (or such other time period as may be agreed in writing between the parties), effect the necessary transfers of the Ineligible Amount pursuant to Section 21; and
(B)if any Lender declines such offer or does not respond within five Business Days of such offer, the Administrative Agent shall promptly offer the declining Lender's proportion of the Ineligible Amount to the remaining Lenders (excluding, for the avoidance of doubt, the Affected Lender) in such proportions as the Borrower may elect. If, within five Business Days of such offer, one or more Lenders accept such offer, the Borrower, the Affected Lender and those Lenders shall, as soon as reasonably practicable thereafter, but in any event within 30 days from the date on which it became an Affected Lender (or such other time period as may be agreed in writing between the parties), effect the necessary transfers of the Ineligible Amount to those Lenders pursuant to Section 21.
(iv)If any part of the Ineligible Amount is not accepted by the other Lenders pursuant to clause (iii) above (such part of the Ineligible Amount being the “Remaining Ineligible Amount”), the Borrower or the Affected Lender (with the consent of the Borrower) may offer the Remaining Ineligible Amount to one or more Eligible Assignees. If any such Eligible Assignee accepts such offer within five Business Days of the offer being made, the Borrower and the Affected Lender shall, as soon as reasonably practicable thereafter, but in any event within 30 days from the date on which it became an Affected Lender (or such other time period as may be agreed in writing between the parties), effect the necessary transfers of the Remaining Ineligible Amount to such Eligible Assignee pursuant to Section 21.
(v)If any part of the Ineligible Amount has not been transferred to the Lenders or to Eligible Assignees pursuant to paragraphs (iii) or (iv) above, the Borrower, the Affected Lender and the Administrative Agent shall cooperate in good faith to procure that Lloyd’s amends or reduces the Letters of Credit as necessary to reduce the Ineligible Amount to zero.
(vi)The Borrower may, by no less than five Business Days’ notice to the Affected Lender and the Administrative Agent, cancel the Commitment of the Affected Lender, but only to the extent that the Affected Lender's participation in the Letters of Credit would cease to be eligible as Funds at Lloyd’s for the Borrower in respect of the Subject Business.
(vii)The Lenders shall inform the Borrower and the Administrative Agent promptly upon becoming aware of any actual or proposed changes to that Lender's permitted letter of credit limit as set by Lloyd’s which would cause such Lender's participation in the Letters of Credit to cease being eligible as Funds at Lloyd’s or would cause any Commitments of that Lender to cease being eligible for providing Funds at Lloyd’s in respect of the Subject Business.
(viii)Any transfer of rights and obligations of an Affected Lender pursuant to clauses (iii) or (iv) above shall be subject to the following conditions:
(A)the Borrower shall have no right to replace the Administrative Agent;
(B)neither the Administrative Agent nor the Affected Lender shall have any obligation to the Borrower to find an Accepting Lender;
(C)the Affected Lender shall have received payment of an amount equal to accrued and unpaid fees and all other amounts payable to it hereunder and under the other Credit Documents from the Borrower; and
(D)in no event shall the Affected Lender be required to pay or surrender to any Accepting Lender any of the fees previously received by the Affected Lender pursuant to the Credit Documents.
(q)Illegality. If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Credit Document, (ii) to fund or maintain its participation in any of the

Letters of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any of the Letters of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent promptly notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any of the Letters of Credit shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Borrower shall, (A) Cash Collateralize that Person’s participation in any of the Letter of Credit or other applicable Obligations occurring after the Administrative Agent has promptly notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
(r)Mitigation Obligations. If any Lender requests compensation under Section 2(g), or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2(h) or delivers a notice pursuant to Section 2(r), then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking the Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2(g) or Section 2(h) or the need for a notice under Section 2(r), as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
(s)Replacement of Lenders. If any Lender requests compensation under Section 2(g), or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2(h) or any Lender gives a notice under Section 2(r), and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2(s), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 21), all of its interests, rights (other than its existing rights to payments pursuant to Section 2(g) or Section 2(h)) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:
(i)the Borrower shall have paid or cause to be paid to the Administrative Agent the assignment fee (if any) specified in Section 21;
(ii)such Lender shall have received payment of an amount equal to accrued and unpaid fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower;
(iii)in the case of any such assignment resulting from a claim for compensation under Section 2(g) or payments required to be made pursuant to Section 2(h), such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(vi)A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything in this Section to the contrary, a Lender that acts as the Administrative Agent or L/C Agent may not be replaced hereunder except in accordance with the terms of Section 27.
(t)Obligations Absolute. The reimbursement and payment obligations of the Borrower under this Section 2 shall survive repayment of all Obligations hereunder, are absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation:
(i)any lack of validity, enforceability or legal effect of any Letter of Credit or any Credit Document or any term or provision therein;
(ii)payment against presentation of any draft, demand or claim for payment under any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit (individually, a “Drawing Document” and collectively, the “Drawing Documents”) that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)the Issuing Lenders honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under such Letter of Credit;
(iv)the existence of any claim, set-off, defense or other right that the Borrower or any other Person may have at any time against any beneficiary or any assignee of proceeds, the Finance Parties or any other Person; or
(v)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2(u), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Obligations, whether against a Finance Party, the beneficiary or any other Person.
(u)Role of L/C Agent and Administrative Agent. The L/C Agent and the Administrative Agent shall have no liability or responsibility to the Borrower or any other Person by reason of or in connection with the issuance or transfer of the Letters of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the Letters of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the L/C Agent or the Administrative Agent from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence or willful misconduct of the L/C Agent or the Administrative Agent (as determined by a court of competent jurisdiction by a final and non-appealable judgment) when determining whether drafts and other documents presented under the Letters of Credit comply with the terms thereof. It is expressly understood and agreed that (i) the acceptance by the L/C Agent of documents that appear on their face to comply with the terms of a Letter of Credit, without responsibility for further investigation, (ii) the exclusive reliance by the L/C Agent on the documents presented to it under a Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the L/C Agent or the Administrative Agent.
(v)Termination of Letters of Credit. The Administrative Agent and the Borrower each acknowledges and agrees that:
(i)each Letter of Credit will continue in effect until such time as the L/C Agent gives a termination notice substantially in the form of Exhibit D to this Agreement (any such termination notice, a “Termination Notice”) stating that such Letter of Credit will be terminated on the date specified in such Termination Notice (such date being the “Final Expiry Date” of such Letter of Credit); provided that in no event will the Final Expiry Date of any Letter of Credit be earlier than the fourth anniversary of the date of such Termination Notice or later than December 31, 2028.
(ii)the L/C Agent may at any time on or after the date of this Agreement give Termination Notices to Lloyd’s so that no Letter of Credit shall expire later than its Final Expiry Date; and
(iii)upon the expiry of a Letter of Credit in accordance with the applicable Termination Notice, the maximum actual and contingent liabilities of the Issuing Lenders under such Letter of Credit will be reduced to zero.
(w)Payments Set Aside; Recovery of Payments.
(i)To the extent that any payment by or on behalf of the Borrower is made to a Finance Party, or a Finance Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Finance Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
(ii)If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to a Credit Party, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender, or pursuant to applicable law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Credit Parties, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.
(x)Interest Rate Limitations. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). In determining whether the interest contracted for, charged, or received by the Administrative Agent (for the account of the Lenders) exceeds the Maximum Rate, the Administrative Agent may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

3.BORROWER’S RESPONSIBILITY. The Borrower is responsible for approving the final text of any Letter of Credit Issued hereunder, irrespective of any assistance any Finance Party may provide drafting or recommending text or by any Finance Party’s use or refusal to use text submitted by the Borrower. The Borrower is solely responsible for the suitability of the Letters of Credit for its intended purposes. The Borrower will examine the copy of each Letter of Credit Issued hereunder and any other documents sent by the Administrative Agent to the Borrower in connection with such Letter of Credit and shall promptly notify the Administrative Agent of any non-compliance with the Borrower’s Instructions and of any discrepancy in any document under any presentment or other irregularity. The Borrower understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the Finance Parties in accordance with standard industry practice and the Borrower hereby consents to such revisions and changes.
4.CONDITIONS OF CLOSING AND ISSUANCE.
(a)Conditions Precedent to Closing. This Agreement shall become effective upon satisfaction of each of the following conditions:
(i)Executed Credit Documents; no Defaults. This Agreement and the Guaranty Agreement, together with any other applicable Credit Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
(ii)Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(A)Officer’s Certificate. A certificate from a Responsible Officer of each Credit Party to the effect that (A) all representations and warranties of such Credit Party contained in the Credit Documents to which it is a party are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); and (B) as of the Closing Date, no Default or Event of Default has occurred and is continuing.
(B)Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer or other authorized signatory of such Credit Party executing Credit Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the memorandum of association (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bye-laws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder; authorising a specified person or persons to execute the Credit Documents on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Credit Documents; authorising a specified person or persons on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Credit Documents; and the execution, delivery and performance of the Credit Documents to which it is a party, (D) register of directors and officers, (E) register of members, (F) the Bermuda Monetary Authority’s “no objection” to the incorporation of the Credit Party, (G) tax assurance issued by the Registrar of Companies for the Minister of Finance, (H) in the case of the certificate of a Responsible Officer of the Borrower, all certificates of registration as an insurer in relation to the Borrower, and (I) each certificate required to be delivered pursuant to Section 4(a)(ii)(C).

(C)Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Administrative Agent, each other jurisdiction where any Credit Party is qualified to do business.
(D)Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Finance Parties with respect to the Credit Parties, the Credit Documents and such other matters as the Administrative Agent shall request.
(iii)Consents; Defaults.
(A)Governmental and Third Party Approvals. Each Credit Party shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Credit Documents and all applicable waiting periods shall have expired without any action being taken by any Person that would reasonably be expected to restrain, prevent or impose any material adverse conditions on such Credit Party or such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent would reasonably be expected to have such effect.
(B)No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened in writing or proposed in writing before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.
(iv)Financial Statements. The Administrative Agent shall have received copies of (A) each Credit Party's unaudited financial statements for its fiscal quarter ended June 30, 2024 and (B) the Account Party's annual financial statements for its fiscal year ended December 31, 2023.
(v)Structure Chart. The Administrative Agent shall have received a copy of the Group structure chart as of the Closing Date certified by a Responsible Officer of the Borrower as being true and correct.
(vi)Business Plan and Realistic Disaster Scenarios. The Administrative Agent shall have received draft copies of the Business Plan for the 2025 year of account and (if separate) the Realistic Disaster Scenarios relating thereto.
(vii)Lloyd’s of London. The Administrative Agent shall have received satisfactory evidence that the Account Party is duly authorized to underwrite business at Lloyd’s.
(viii)Funds at Lloyd’s. The Administrative Agent shall have received written confirmation by the Borrower that no FAL in respect of the 2025 year of account or any prior open year of account has been provided in respect of the Account Party by any Person that is not a Group Member.
(ix)Letter of Comfort. The Administrative Agent shall have received a Letter of Comfort in respect of the 2025 year of account and each prior open year of account of the Account Party.

(x)[*****]
(xi)PATRIOT Act, etc. Each Everest Party shall have provided to each Finance Party, at least five Business Days prior to the Closing Date to the extent requested at least 10 Business Days prior to the Closing Date, (i) the documentation and other information requested by such Finance Party in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations, and (ii) with respect to any Everest Party that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Everest Party.
(xii)Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
(b)Conditions Precedent to Issuance of Letters of Credit. The obligations of Lenders to Issue Letters of Credit (including any Letters of Credit Issued on the Closing Date) is subject to the satisfaction of each of the following conditions:
(i)Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Credit Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such issuance with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(ii)No Existing Default. No Default or Event of Default shall have occurred and be continuing on the Issuance date with respect to such Letter of Credit or after giving effect to the Issuance of such Letter of Credit on such date.
(iii)Notice. The Administrative Agent shall have received an Application from the Borrower.
(iv)Letter of Comfort. The Administrative Agent shall have received a Letter of Comfort which has been duly executed by an authorized signatory of Lloyd’s and updated to take into account the Issuance of such Letter of Credit.
(v)Miscellaneous. In addition to the foregoing, the Lenders shall be under no obligation to Issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over the Finance Parties shall by its terms enjoin or restrain the Issuance of such Letter of Credit or any law applicable to the Finance Parties, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over any Finance Party shall prohibit, or request that it refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon any Finance Party with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Administrative Agent is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date and which any Finance Party in good faith deems material to it; or
(B)immediately after giving effect thereto, the amount of Outstanding Letters of Credit would exceed the Facility Amount at such time.
5.INDEMNIFICATION; LIMITATION OF LIABILITY; EXPENSES.
(a)Indemnification. The Borrower agrees to indemnify and hold harmless the Arranger and the Finance Parties (including their respective branches and Affiliates) and each of their respective directors, officers, employees, attorneys and agents (each, including such Finance Parties, an “Indemnified Person”) from and against any and all claims, suits, judgments, liabilities, losses, fines, damages, penalties, interest, costs and expenses (including expert witness fees and reasonable out-of-pocket legal fees, charges and disbursements of any counsel (including outside counsel fees and expenses), and all expenses of arbitration or litigation and in preparation thereof), in each case, which are documented and may be incurred by or awarded against any Indemnified Person (collectively, the “Costs”), and which arise out of or in connection with or by reason of this Agreement, the other Credit Documents, the actual or proposed use of the proceeds of the Letters of Credit or any of the transactions contemplated thereby, including, without limitation, any Costs which arise out of or in connection with, or as a result of:
(i)any such Letter of Credit or any pre-advice of its Issuance;
(ii)any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any such Letter of Credit;
(iii)any actual or prospective action or proceeding arising out of, or in connection with, any such Letter of Credit or any Credit Document (whether administrative, judicial or in connection with arbitration, whether based on contract, tort or any other theory, and whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnified Person is a party thereto), including any action or proceeding to compel or restrain any presentation or payment under any such Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any such Letter of Credit;
(iv)any independent undertakings issued by the beneficiary of any such Letter of Credit;
(v)any unauthorized Instruction or error in computer or electronic transmission in connection with any such Letter of Credit Issued hereunder;
(vi)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any such Letter of Credit Issued hereunder;
(vii)any third party seeking to enforce the rights of the Borrower, the Account Party, beneficiary, nominated person, transferee, assignee of such Letter of Credit proceeds or holder of an instrument or document in connection with any such Letter of Credit Issued hereunder;
(viii)the fraud, forgery or illegal action of parties other than any Indemnified Person in connection with any such Letter of Credit Issued hereunder; or
(ix)the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnified Person in connection with any such Letter of Credit Issued hereunder;
in each case, including that resulting from the Administrative Agent’s own negligence; provided, however, that such indemnity shall not be available to any Person claiming indemnification under this Section 5(a) to the extent that such Costs (A) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person, (B) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from a claim by the Borrower against an Indemnified Person for breach in bad faith of the obligations of such Indemnified Person hereunder or under any other Credit Document, or (C) result from any dispute solely between or among Indemnified Parties. All amounts owing from the Borrower under this Section 5(a) shall be payable within thirty (30) days after demand therefor. This indemnity provision shall survive termination of this Agreement and all Letters of Credit.

(b)Liability of the Finance Parties. The liability of the Finance Parties (or any other Indemnified Person) under, in connection with and/or arising out of any Credit Document or any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower that are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the Administrative Agent’s gross negligence or willful misconduct or breach in bad faith of its obligations hereunder or under any Letter of Credit (including pre-advice) or other Credit Document. Provided that a Finance Party has exercised due care consistent with industry practices, such Finance Party shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required to be satisfied by any Person other than such Finance Party in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, or otherwise, (v) errors in the interpretation of technical terms, (vi) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit or (vii) any consequences arising from causes beyond control of such Finance Party.
Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, no party hereto or Indemnified Person shall be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages or losses regardless of whether or not such party or Indemnified Person shall have been advised of the possibility thereof or the form of action in which such damages or losses may be claimed. The Borrower shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against any Finance Party or any other Indemnified Person, including by enforcing its rights in appropriate proceedings diligently pursued in the underlying transaction.
(c)No Responsibility or Liability. Without limiting any other provision of this Agreement or any other Credit Document, the Finance Parties and each other Indemnified Person (if applicable) shall not be responsible to the Borrower for, and/or the Finance Parties’ rights and remedies against the Borrower and the Obligations shall not be impaired by:
(i)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if such Letter of Credit requires strict compliance by the beneficiary;
(ii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft;

(iii)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than any Finance Party's determination that such Drawing Document appears on its face to substantially comply with the terms and conditions of the applicable Letter of Credit);
(iv)acting upon any Instruction that it in good faith believes to have been given by a Person authorized to give such Instructions;
(v)any errors in interpretation of technical terms or in translation;
(vi)any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated person or entity or any other Person, other than an Indemnified Person;
(vii)any breach of contract between the beneficiary and any L/C Party or any of the parties to the underlying transaction;
(viii)payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(ix)acting as required or permitted, or failing to act as permitted, in each case under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(x)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by an Issuing Lender if subsequently such Issuing Lender or any court or other finder of fact determines such presentation should have been honored;
(xi)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xii)honor of a presentation that is subsequently determined by an Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(xiii)provided, however, that such limitation of liability shall not be available to the extent that such actions in (i) – (xii) (A) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or (B) are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from a claim by the Borrower against an Indemnified Person for breach in bad faith of the obligations of such Indemnified Party hereunder or under any other Credit Document.
(d)Costs, Expenses and Taxes. Promptly upon the request of the Administrative Agent, the Borrower shall (i) pay or reimburse the Administrative Agent for all reasonable, documented out-of-pocket costs and expenses incurred by the Administrative Agent or any of its affiliates in connection with the preparation, negotiation, execution, delivery, filing, recording and administration of this Agreement, any other Credit Document or any related document or instrument, including issuance, amendment, renewal or extension of the Letters of Credit, any demand for payment under the Letters of Credit, correspondent's charges, attorney's fees and other legal costs and expenses, and any and all Other Taxes payable or determined to be payable in connection with any of the foregoing, (ii) pay or reimburse the Administrative Agent and each Lender for all documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement, any other Credit Document or any related document or instrument, including attorney's fees and other legal costs and expenses, and any and all Other Taxes payable or determined to be payable in connection with any of the foregoing, and (iii) hold the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Other Taxes and fees.
(e)No Waiver; Remedies Cumulative. No failure on the part of any Finance Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(f)Reliance on Advice of Counsel. Each Finance Party may consult with and employ outside legal counsel to advise it concerning its obligations with respect to the Letters of Credit, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such counsel.
6.REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Finance Parties (all of which representations and warranties will be repeated as of the date of each new Application submitted by the Borrower to the Administrative Agent and as of the date of Issuance of any Letter of Credit requested in each such Application) as follows:
(a)Organization, etc. Each L/C Party is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect.
(b)Power and Authority. The Borrower has the requisite power and authority to execute and deliver this Agreement and each other Credit Document to which it is a party and to perform and observe the terms and conditions stated herein and therein, and the Borrower has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document to which it is a party.
(c)Valid and Binding Obligation. This Agreement constitutes, and each other Credit Document to which it is a party when signed and delivered by the Borrower to the Administrative Agent will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against the Borrower generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each such other Credit Document have been validly executed and delivered by each party thereto other than the Borrower.
(d)No Violation or Breach. The Borrower’s execution, delivery and performance of each Credit Document to which it is a party and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its memorandum of association, bye-laws or other organizational documents; (ii) to its knowledge, violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property, the violation or contravention of which would have a Material Adverse Effect; or (iii) result in the breach of any provision of, or in the imposition of any lien or encumbrance (except for liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound, the contravention of which agreement or arrangement would have a Material Adverse Effect.
(e)Approvals. No authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by any L/C Party in connection with the execution and delivery by the Borrower of any Credit Document to which it is a party or the Issuance by the Lenders of any Letter of Credit for the account of the Account Party pursuant to this Agreement and the related Application, except for those which have been duly obtained, taken, given or made and are in full force and effect, and except where failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect.
(f)Compliance with Laws. Each L/C Party is in compliance with all applicable laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Application, Letter of Credit or transaction of the Borrower under any Credit Document to which it is a party will in any material respect contravene any laws, treaties, rules or regulations of any Governmental Authority, including, without limitation, any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it.
(g)No Default Under Other Agreements. No L/C Party is in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound, which would have a Material Adverse Effect.
(h)No Arbitration Proceeding or Litigation. There is no pending or, to the knowledge of the Borrower, threatened arbitration proceeding, litigation or action against any L/C Party which (i) is reasonably likely to have a Material Adverse Effect or (ii) may affect the legality, validity or enforceability of this Agreement or the other Credit Documents.
(i)Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(i)None of (i) the L/C Parties or, to the knowledge of the Borrower, any of their respective directors, officers, or employees, or (ii) any agent or representative of the L/C Parties that will act in any capacity in connection with this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person or (C) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, in a manner that would result in the violation of applicable Sanctions by any party hereto.
(ii)Each L/C Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such L/C Party and its directors, officers and employees with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(iii)The L/C Parties and, to the knowledge of the Borrower, each director, officer, employee and agent of the L/C Parties, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.
(iv)No proceeds of any Letter of Credit have been used, directly or indirectly, by any L/C Party or, to the knowledge of the Borrower, any of their respective directors, officers, employees and agents in violation of Section 9(f)(i).
(j)Filed All Tax Returns and Paid All Taxes. Each L/C Party has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes which are being contested in good faith or those which the failure to file or pay would not have a Material Adverse Effect. Each L/C Party has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested in good faith.
(k)Financial Statements. The financial statements of each L/C Party most recently furnished to the Administrative Agent by the Borrower, if any, fairly present in all material respects the financial condition of such L/C Party as at the date of such financial statements and for the periods then ended in accordance with GAAP (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and there has been no material adverse change in such L/C Party’s business or financial condition or results of operations since the date of such L/C Party’s most recent annual financial statements.
(l)Margin Stock. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.
(m)No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2023, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.
(n)Investment Company. The Borrower is not an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).
(o)Insurance. The properties of the L/C Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not affiliates of the L/C Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the L/C Parties and their respective Subsidiaries operate.
(p)Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any L/C Party to the Administrative Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
(q)Certain Bermuda Matters: As of the Closing Date, (i) the Borrower’s insurance licenses are not the subject of any direction issued by an Insurance Regulatory Authority, proceeding for suspension or revocation, there is no sustainable basis for such suspension or revocation, and to the Borrower’s knowledge, no such suspension or revocation has been threatened by any applicable Insurance Regulatory Authority; (ii) the Borrower does not transact any insurance business, directly or indirectly, in any jurisdiction where it would be unlawful for it to do so; and (iii) the Borrower has not received any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Bermuda Insurance Act.
(r)ERISA. It does not have any direct obligation or direct liability in respect of any Plan or Multiemployer Plan, and except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate thereof has any obligation or liability in respect of any Plan or Multiemployer Plan. With respect to its obligations to each Plan, it is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state laws. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has had or could reasonably be expected to result in a Material Adverse Effect.
(s)[Reserved]
(t)Use of Letters of Credit. The Letters of Credit shall be used as Funds at Lloyd’s to support and stand as security for the general business at Lloyd’s of the Account Party for the 2025 year of account and each prior open year of account, and accordingly, the Letters of Credit will be applied towards the satisfaction of such purpose and no Finance Party shall be obliged to concern itself with such application.
(u)Subsidiaries. As of the Closing Date, the Group structure chart delivered by the Borrower to the Administrative pursuant to Section 4(a)(v) is accurate in all respects.
(v)Corporate Member. The Account Party has not undertaken any business or activity other than insurance business at Lloyd’s as a member of the Managed Syndicate.
(w)Lloyd’s of London. The Account Party is duly authorized to underwrite business at Lloyd’s.
(x)Appointment as Managing Agent. As of the Closing Date, the Managing Agent has been validly appointed to act as the managing agent at Lloyd’s of the Managed Syndicate, and its appointment as such is in full force and effect.
7.AFFIRMATIVE COVENANTS. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and all of the Commitments have terminated, the Borrower shall:
(a)GAAP Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(i)[*****] Quarterly Statement prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and
(ii)[*****] The Audited Annual Statement of the Borrower prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.
(b)Certificates; Other Reports. Deliver to the Administrative Agent:
(i)at each time financial statements are delivered pursuant to Section 7(a), a duly completed Officer’s Compliance Certificate from the Borrower signed by the chief executive officer, chief financial officer, vice president—finance, principal accounting officer, treasurer or assistant treasurer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in such Covenant Compliance Worksheet;
(ii)promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower, or any of its boards of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;
(iii)as soon as the same become available, but in any event within [*****] after the end of each year of account of the Managed Syndicate, audited annual reports and accounts in respect of the Managed Syndicate;
(iv)as soon as the same becomes available, but in any event within [*****] of the date prescribed by the Council of Lloyd’s with respect to the preparation and despatch thereof, each Business Plan and (if separate) the Realistic Disaster Scenarios relating thereto;

(v)as soon as the same become available, but in any event within [*****] after the end of each quarter of each year of account of the Managed Syndicate, the Quarterly Monitoring Return for the Managed Syndicate for that quarter;
(vi)promptly and in any event within [*****] following delivery to or from Lloyd’s, as applicable, by any Everest Party, copies of (a) each Annual CIL Statement as defined in the M&URs, and (b) each quarterly statement required to be prepared pursuant to paragraph 2.5B of the M&URs;
(vii)promptly and in any event within [*****] following receipt thereof, a copy of any Overdue Notice received from Lloyd’s pursuant to (and as defined in) the M&URs;
(viii)promptly and in any event within[*****], notification if the Funds at Lloyd’s of the Borrower falls below 90% or exceeds 110% of the Adjusted ECA (as defined in the M&URs) or if any major solvency event referred to in paragraph 2.5L of the M&URs occurs;
(ix)promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by any Lender or the Administrative Agent; and
(x)such other information regarding the operations, business affairs and financial condition of the Everest Parties as the Administrative Agent may reasonably request.
The Borrower shall ensure that (i) each annual report and Quarterly Monitoring Return in respect of the Managed Syndicate delivered pursuant to Section 7(b)(iii) and Section 7(b)(v) is prepared in accordance with Lloyd’s syndicate accounting rules applicable to the relevant time and prepared in accordance with GAAP consistently applied; and (ii) there is attached to every such annual report a managing agent's report and underwriter's report (or, if applicable, a combined report), each prepared in accordance with the Lloyd’s syndicate accounting rules applicable at the relevant time.
(c)Notice of Litigation and Other Matters. Promptly (but in no event later than [*****] after any Responsible Officer of the Borrower becoming aware thereof) notify the Administrative Agent in writing:
(i)of the occurrence of any Default or Event of Default;
(ii)of the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Everest Party or any of its respective properties, assets or businesses in each case as to which there is a reasonable probability of an adverse determination and that, if adversely determined would reasonably be expected to result in a Material Adverse Effect;
(iii)of any judgment or order that has been assessed against any Everest Party in excess of [*****]in the case of the Borrower or the Account Party or in excess of [*****] in the case of the Guarantor;
(iv)of any announcement by A.M. Best of any change in the Financial Strength Rating of the Borrower; and

(v)if any license or registration of the Borrower or the Account Party necessary in accordance with its insurance business at Lloyd’s is revoked or suspended or otherwise restricted in a manner which would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 7(c) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.
(d)Payment of Taxes and Other Obligations. Except where the failure to pay or perform such items described in this Section would not reasonably be expected to have a Material Adverse Effect, ensure that each L/C Party pays and performs all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property; provided, that an L/C Party may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
(e)Compliance with Laws and Approvals. Ensure that each L/C Party observes and remains in compliance with (i) in all material respects, all applicable laws and maintains in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business and (ii) to the extent applicable, the Bermuda Insurance Act, except, in the case of clause (i) above only, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(f)Maintenance of Books and Records; Inspection. Ensure that each L/C Party (i) maintains adequate books, accounts and records, in which full, true and correct entries in all material respects shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permits employees or agents of the Administrative Agent to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and at its own cost and expense (other than after the occurrence of an Event of Default), and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to an L/C Party, the independent public accountants of such L/C Party (and by this provision each L/C Party authorizes such accountants to discuss the finances and affairs of such L/C Party), all at such times that will not interrupt or interfere with the operation of such L/C Party's business and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that except during the continuance of an Event of Default the Administrative Agent shall not exercise such rights described in clause (ii) of this Section more than once per calendar year.
(g)Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. Ensure that each L/C Party maintains in effect and enforces policies and procedures designed to ensure compliance by each L/C Party and its directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.
(h)Maintenance of Existence. Ensure that each L/C Party takes all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(i)Maintenance of Property and Insurance. Ensure that each L/C Party:
(i)maintains, preserves and protects all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and makes all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(ii)maintains with financially sound and reputable insurance companies not affiliates of the L/C Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
(j)ERISA. Ensure that the affairs of each Everest Party are conducted so that the underlying assets of each Everest Party do not constitute “plan assets” within the meaning of the Plan Asset Rules.
(k)Regulatory Compliance. Ensure that the Everest Parties observe and comply with all applicable acts, byelaws and regulations (including, without limitation, under the Financial Services and Markets Acts 2000, the Lloyd’s Acts 1871 to 1982, the Handbook and any conditions or requirements prescribed thereunder) where the failure to observe or comply with which would reasonably be expected to have a Material Adverse Effect.
(l)Funds at Lloyd’s compliance. The Borrower shall:
(i)ensure that the Funds at Lloyd’s of the Account Party shall be revalued in accordance with Lloyd’s usual practice quarterly and at such other times as required under the M&URs; and
(ii)if there is at any time a shortfall in the Funds at Lloyd’s of the Account Party, ensure that the Account Party promptly remedies such shortfall in accordance with the applicable Membership Byelaws and rules and regulations as may be issued by Lloyd’s from time to time.
(m)Demands for Payment of FAL. The Borrower shall upon service on the Account Party by Lloyd’s (or any other trustee for the time being of such Funds at Lloyd’s) of a written demand for the payment of a sum on account of its Funds at Lloyd’s immediately inform the Administrative Agent of such demand.
(n)Business Plan and Realistic Disaster Scenarios. The Borrower shall as soon as possible after the Closing Date, and in any event by no later than December 1, 2024, deliver to the Administrative Agent the Business Plan and (if separate) the Realistic Disaster Scenarios relating thereto for the 2025 year of account and each prior open year of account of the Account Party.
(o)Pari Passu Ranking. The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Finance Parties against it under the Credit Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred solely by any bankruptcy, insolvency or other similar law of general application governing the enforcement of creditors’ rights.
(p)Further Assurances. At the Borrower’s cost and expense, the Borrower will execute and deliver to the Administrative Agent such additional certificates, instruments and/or documents and takes such additional action as may be reasonably requested by the Administrative Agent to enable the Lenders to Issue any Letter of Credit pursuant to this Agreement and the related Application, to protect, exercise and/or enforce the Finance Party’s rights and interests under any Credit Document and/or to give effect to the terms and provisions of any Credit Document.
(q)Merger. Deliver to the Administrative Agent at least 30 days advance written notice of the consummation of any consolidation, amalgamation, merger or other transaction which results in a Person (other than a Credit Party) assuming any obligation under the Credit Documents.
8.FINANCIAL COVENANTS. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and all of the Commitments have terminated, the Borrower covenants and agrees to the following:
(a)Minimum Consolidated Tangible Net Worth. [*****]
(b)Financial Strength Ratings. [*****]
9.NEGATIVE COVENANTS. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitment terminated, the Borrower shall not:
(a)Changes in Business. At any time make, or permit or cause any of its Subsidiaries to make, any material change in the nature of their business as carried on at the date hereof that could be reasonably expected to have a Material Adverse Effect or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.
(b)Business of the Account Party. The Borrower shall not permit the Account Party to undertake any business or activity other than insurance business at Lloyd’s as a member of the Managed Syndicate.
(c)Accounting Changes. At any time make, or permit or cause the Account Party or any of their respective Subsidiaries to make, any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as applicable.
(d)Liens. At any time when Cash Collateral has been provided pursuant to Section 2(l) or Section 11, create, incur, assume or suffer to exist any Lien upon any Collateral Account or any such Cash Collateral, except for Liens created pursuant to any Credit Document.
(e)Additional Funds at Lloyd’s. At any time permit any bank or other Person (other than a Group Member) to provide FAL with respect to the Account Party for the 2025 year of account and each prior open year of account of the Account Party unless, prior to the date upon which such FAL is to be deposited with Lloyd’s, the L/C Parties have delivered to the Administrative Agent (i) a FAL Providers' Deed and (ii) a Letter of Comfort which has been duly executed by an authorized signatory of Lloyd’s and updated to take into account the provision of additional FAL referred to above.
(f)Sanctions.
(i)Request or use any issued Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(ii)Use any revenue or benefit derived from any activity or dealing with a Sanctioned Person, or permit any revenue or benefit derived from any activity or dealing with a Sanctioned Person to be used, to discharge any obligation due or owing to any Finance Party under the Credit Documents.
10.EVENTS OF DEFAULT. Each of the following shall be an “Event of Default” under this Agreement:
(a)Failure to Reimburse Draws. The failure by the Borrower to reimburse or pay any drawing under any Letter of Credit or accrued interest thereon on the Due Date therefor.

(b)Failure to Pay Certain Other Amounts. The failure by the Borrower to pay any fee or other amount when due under or in connection with any Credit Document or any Letter of Credit within five (5) Business Days after the same shall become due and payable.
(c)Breach of Representation and Warranty. Any representation, warranty, certification or statement made or furnished by any Credit Party under or in connection with any Credit Document or as an inducement to the Lenders to Issue a Letter of Credit shall be false, incorrect or misleading in any material respect when made.
(d)Failure to Perform or Observe Covenants.
(i)The failure of the Borrower to perform or observe any term, covenant or agreement contained in Section 7(c)(i), Section 7(g), Section 8 or Section 9; or
(ii)The failure of any Credit Party to perform or observe any term, covenant or agreement contained in any Credit Document to which it is a party (other than those referred to in subsections (a), (b), (c), and (d)(i) of this Section 10), and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for thirty (30) calendar days after the earlier of (1) the Administrative Agent’s delivery of written notice thereof to the Borrower and (2) any Credit Party having actual knowledge that such failure or breach has occurred.
(e)Insolvency Proceedings, Etc. Any Everest Party institutes or consents to the institution of any proceeding under any Bankruptcy Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, process adviser or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, process adviser or similar officer is appointed without the application or consent of any Everest Party, as the case may be, and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Bankruptcy Law relating to any Everest Party or to all or any material part of its property is instituted without the consent of such Everest Party, as the case may be, and continues undischarged, undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or any Everest Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.
(f)Sale of Assets; Merger; Dissolution. There shall occur in one or a series of transactions: (i) the sale, assignment or transfer of all or substantially all of the assets of any Credit Party which results in a Rating Trigger or could reasonably be expected to result in a Rating Trigger; (ii) a merger, amalgamation or consolidation of any Credit Party (other than a merger, amalgamation or consolidation of the Borrower into the Guarantor) without the prior written consent of the Required Lenders, except that any Credit Party may merge, amalgamate or consolidate with any Person so long as (A) either (x) such Credit Party is the surviving entity or (y) the Person formed by or surviving any such consolidation, amalgamation or merger is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia, Bermuda or any other jurisdiction that would not result in any violation of Sanctions by any Finance Party; (B) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than a Credit Party) assumes all the obligations of the applicable Credit Party under the Credit Documents pursuant to agreements reasonably satisfactory to the Administrative Agent; and (C) such merger, amalgamation or consolidation does not, and could not reasonably be expected to, result in a Rating Trigger; or (iii) the dissolution of any Credit Party.
(g)Credit Documents. Any provision of any Credit Document shall for any reason cease to be valid and binding or enforceable; or any Credit Party shall deny or disaffirm in writing the enforceability of any provision of any Credit Document to which it is a party.
(h)Indebtedness Cross-Default. Any Everest Party shall (i) default in the payment of any Indebtedness (other than the Obligations and obligations amongst such Everest Party and its affiliates) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the applicable Threshold Amount (or, in the case of the Account Party, in excess of[*****]) beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations and obligations amongst such Everest Party and its affiliates) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the applicable Threshold Amount (or, in the case of the Account Party, in excess of[*****]) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist (other than the Obligations and obligations amongst such Everest Party and its affiliates), the effect of which default or other event or condition is to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized (it being understood that a pledge of cash collateral by an Everest Party to secure a Hedge Agreement as initial or variation margin does not trigger a violation of this clause (B)).
(i)Judgment. One or more judgments, orders or decrees (excluding those entered against a Credit Party in any arbitration or litigation related to (re)insurance coverage disputes arising in the ordinary course of business involving any reinsurance agreement (treaty or facultative), or direct insurance policy) shall be entered or filed against any Credit Party by any court and continues without having been dismissed, discharged, vacated or stayed within sixty (60) days after the entry thereof or is not otherwise being appropriately contested in good faith and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), equal to or in excess of the applicable Threshold Amount or (ii) for injunctive relief and could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(j)Employee Benefit Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, any Lien shall be imposed on the assets of any Credit Party under ERISA with respect to any Plan or under any foreign laws similar to ERISA governing foreign pension plans.
(k)Change in Control. There occurs any Change in Control.
(l)Revocation of Insurance Registration. The Council of Lloyd’s withdraws any license or consent necessary for the conduct of the Account Party’s business of underwriting insurance at Lloyd’s and that license or consent is not immediately replaced so as to enable the Account Party to, without cessation, continue to conduct its business of underwriting insurance at Lloyd’s.
11.REMEDIES.
(a)Upon the occurrence of any Event of Default (other than an event with respect to the Borrower described in clause (e) of Section 10), the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, (i) terminate the Commitments, (ii) declare all Obligations to be immediately due and payable, whereupon the same shall forthwith become due and payable by the Borrower, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) demand that the Borrower provide Cash Collateral in an amount equal to 100% of the Letter of Credit Obligations, whereupon the Borrower shall be obligated to Cash Collateralize the Letter of Credit Obligations forthwith in an amount equal to 100% of the Letter of Credit Obligations; and, in case of any event with respect to the Borrower described in clause (e) of Section 10, all of the Commitments shall be immediately and automatically terminated, all Obligations shall become immediately and automatically due and payable, and the obligation of the Borrower to provide Cash Collateral as aforesaid shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
(b)If any Event of Default shall have occurred and be continuing:

(i)any Finance Party may without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off, and otherwise apply any deposits of the Borrower held by any Lender or any Affiliate of a Lender (including unmatured time deposits and certificates of deposit) against the Obligations or any part thereof; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2(p) and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of set-off was exercised;
(ii)the Finance Parties may without notice to the Borrower, exercise all other rights and remedies available to the Finance Parties under the Credit Documents; and/or
(iii)the L/C Agent may require the L/C Parties to use commercially reasonable efforts to procure that:
(A)     each Letter of Credit is cancelled and returned by Lloyd’s to the L/C Agent; and
(B)    to the extent a Letter of Credit is cancelled, Lloyd’s deliver written confirmation to the L/C Agent, in form and substance reasonably satisfactory to the L/C Agent, that (x) Lloyd’s has not retained any copies of the Letters of Credit, (y) to the extent required by Lloyd’s, Funds at Lloyd’s have been deposited in substitution for the Letters of Credit to the satisfaction of Lloyd’s, and (z) Lloyd’s no longer places any reliance on the Letters of Credit.
(c)The enumeration of the rights and remedies of the Finance Parties set forth in this Agreement is not intended to be exhaustive and the exercise by any Finance Party of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Credit Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of any Finance Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Everest Parties, the Finance Parties or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Credit Documents or to constitute a waiver of any Event of Default.
(d)Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against any Everest Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the L/C Agent for the benefit of the Finance Parties; provided that the foregoing shall not prohibit (a) the Administrative Agent or the L/C Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or L/C Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Lender) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11(b) (subject to the terms of Section 2(o)), or (d) any Finance Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Everest Party under any Bankruptcy Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 27, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2(o), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
(e)In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Everest Party, the Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Everest Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Finance Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Finance Parties and their respective agents and counsel and all other amounts due to the Finance Parties under Section 2(k), Section 5(a) or Section 5(d)) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Finance Party to make such payments to the Administrative Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2(k), Section 5(a) and Section 5(d).
Nothing contained herein shall be deemed to authorize the Administrative Agent to consent to or accept or adopt on behalf of any Finance Party any plan of reorganization, arrangement, adjustment, or composition affecting the obligations of the Borrower hereunder or the rights of any Finance Party or to authorize the Administrative Agent to vote in respect of the claim of any Finance Party in any such proceeding.
12.CONFIDENTIALITY. Each Finance Party agrees to keep confidential any Information provided to it by or on behalf of the Everest Parties other than Information which has been publicly disclosed or is otherwise publicly available (x) other than as a result of a breach of this Section 12 or (y) from a third party which to the knowledge of such Finance Party is prohibited from disclosing such information to such Finance Party pursuant to a contractual, legal or fiduciary obligation to a Group Member or a third party; provided that nothing herein shall prevent such Finance Party from disclosing any such Information (i) to any actual or potential assignee of or participant in this Agreement or the Letters of Credit (and their respective affiliates and advisors) or any actual or prospective counterparty (and its affiliates and advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees in writing to comply with the provisions of this Section; (ii) to rating agencies and their professional advisors; (iii) to its affiliates and related funds and the employees, officers, respective partners, directors, investors, potential investors, agents, trustees, advisors, representatives, attorneys, accountants, auditors, credit insurers, credit risk support providers, third party administration, settlement and similar service providers and other professional advisors of it and its affiliates and related funds, provided that such recipients are notified that they are obligated to keep the Information confidential; (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Finance Party, including during the course of periodic examinations and reviews of such Finance Party; (v) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (vi) in connection with the exercise of any remedies hereunder or under any other Credit

Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (vii) to any Person to which it provides (or may potentially provide) a pledge or other security as permitted by this Agreement or any other Credit Document; (viii) with the consent of the Borrower; and (ix) if, prior to such Information having been so provided or obtained, such information was already in such Finance Party's possession on a non-confidential basis without, to the best of such Finance Party's knowledge, a duty of confidentiality to the Borrower being violated. For purposes of this Section, “Information” means all information received from any Everest Party, other than any such information that is available to any Finance Party on a nonconfidential basis prior to disclosure by any Everest Party, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.TERM OF AGREEMENT. This Agreement shall remain in effect through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Credit Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
14.USA PATRIOT ACT; ANTI-MONEY LAUNDERING LAWS. Each Finance Party hereby notifies the Everest Parties that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Everest Parties and the Account Party, which information includes the name and address of each Everest Party and the Account Party and other information that will allow such Finance Party to identify the Everest Parties and the Account Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
15.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
16.CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR ANY APPELLATE COURT THEREOF FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH BANK OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK OR PROCEEDING TO WHICH BANK OR THE BORROWER IS A PARTY. BANK AND THE BORROWER IRREVOCABLY AGREE TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. BANK AND THE BORROWER IRREVOCABLY AGREE THAT SERVICE OF PROCESS MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 19 BELOW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER

PERMITTED BY LAW OR THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
On or prior to the Closing Date, the Borrower shall appoint [*****] (the “Process Agent”), with an office on the date hereof at[*****], as its agent to receive on its behalf service of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed to the Borrower in the manner provided in Section 19. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent's above address, and the Borrower hereby authorizes and directs the Process Agent to receive such service on its behalf. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
If the appointment of any person mentioned in this Section 16 ceases to be effective with respect to the Borrower, the Borrower must immediately appoint a further person in the State of New York to accept service of process on its behalf in the State of New York and, if the Borrower does not appoint a process agent within 15 days, the Borrower authorizes the Administrative Agent to appoint a process agent for the Borrower.
17.WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO ANY CREDIT DOCUMENT OR LETTER OF CREDIT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE LENDERS TO ISSUE LETTERS OF CREDIT.
18.BANKRUPTCY AND FORFEITURE REINSTATEMENT. If any consideration transferred to the Administrative Agent in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (a) a subsequent bankruptcy or insolvency proceeding; (b) any forfeiture or seizure action or remedy; (c) any fraudulent transfer or preference action or remedy; or (d) any other civil, criminal or equitable proceeding or remedy, then the Administrative Agent’s claim to recover the voided consideration shall be a new and independent claim arising under the applicable Credit Document and shall be due and payable immediately by the Borrower that is obligated therefor under the terms of the Credit Documents.
19.NOTICES.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as set out on Schedule 2.
(b)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received; notices sent by email will be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, will be deemed to have been given at the opening of business on the next Business Day for the recipient). The Borrower, the Administrative Agent and the L/C Agent may each change its address for purposes hereof by notice to each other party given in accordance with this Section 19. Any Lender may change its address for purposes hereof by notice to the Borrower, the Administrative Agent and the L/C Agent given in accordance with this Section 19.
(c)Notices and other communications (including, but not limited to, notices and communications of materials and/or information provided by or on behalf of the Borrower hereunder) to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and

Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 (other than notices and other communications sent by email) if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications (other than notices and other communications sent by email). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received (x) upon sending if the sender does not receive an error of transmission or similar error indicating non-delivery or (y) upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(d)Platform.
(i)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make available materials and/or information provided by or on behalf of the Everest Parties hereunder (collectively, “Posting Materials”) to the Lenders by posting the Posting Materials on the Platform.
(ii)The Platform is provided “as is" and “as available." The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Posting Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Posting Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Posting Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(e)The Administrative Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)The Borrower irrevocably consents that service of process may be made by registered or certified mail directed to the Borrower at the address of its agent for service of process in[*****].
20.WAIVERS AND AMENDMENTS. Except as set forth below or as specifically provided in any Credit Document, any term, covenant, agreement or condition of this Agreement or any of the other Credit Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:
(a)increase, extend or reinstate the Commitment of any Lender without the written consent of such Lender;
(b)waive, extend or postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly and adversely affected thereby;
(c)reduce the principal of, or the rate of interest specified herein on, any Reimbursement Obligation, or (subject to clause (ii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the Default Rate during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Obligation or to reduce any fee payable hereunder;
(d)alter the pro rata sharing of payments or order of application required under this Agreement without the written consent of each Lender directly and adversely affected thereby;
(e)change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders," or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(f)consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document, without the written consent of each Lender;
(g)release all or a substantial portion of the value of the Guaranty Agreement; or
(h)change this Section 20, without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Agent in addition to the Lenders required above, affect the rights or duties of the L/C Agent under this Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document, (iii) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Credit Documents (and such amendment shall become effective without any further action or consent of any other party to any Credit Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Defaulting Lender may not be increased, extended or reinstated without the consent of such Defaulting Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
21.SUCCESSORS AND ASSIGNS.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (e) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment); provided that, any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment assigned shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been received by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and
(B)    the consent of the Administrative Agent and the L/C Agent (such consents not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sub-clause (v).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire its Ratable Share of all participations in the Letters of Credit (if participated) and fund its Ratable Share of the Letters of Credit (if drawn). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)Effective Date for Assignments. Subject to acceptance and recording thereof by the Administrative Agent in the Register pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2(g), Section 2(h) and Section 5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(e)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the L/C Agent or the Administrative Agent, sell participations to any Eligible Assignee (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Reimbursement Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)Pledges of Security Interests. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
22.SEVERABILITY. Whenever possible, each provision of each Credit Document shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of any Credit Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of such Credit Document.
23.ENTIRE AGREEMENT. This Agreement, together with the other Credit Documents and any other agreement, document or instrument referred to herein, constitute the final, exclusive and entire agreement and understanding of, and supersede all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of the Credit Documents.

24.ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN. Notwithstanding anything to the contrary in any Credit Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
(c)Capitalized terms used in this Section 24 that are not otherwise defined in this Agreement have the meanings assigned to them below.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means, with respect to any EEA Financial Institution, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
25.NO ADVISORY OR FIDUCIARY RESPONSIBILITY. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Finance Parties are arm's-length commercial transactions between the Everest Parties and their respective affiliates, on the one hand, and each Finance Party on the other hand, (B) the Everest Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Everest Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) no Finance Party has been, is, and will be acting as an advisor, agent or fiduciary for the Everest Parties or any of their Affiliates, or any other Person and (B) no Finance Party has any obligation to the Everest Parties or any of their

Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) each Finance Party and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Everest Parties and their affiliates, and no Finance Party has an obligation to disclose any of such interests to the Everest Parties or any of their affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any Finance Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
26.COUNTERPARTS; ELECTRONIC EXECUTION. This Agreement may be executed (including by email with scan attachment or by DocuSign) in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement in electronic format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “executed,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
27.THE ADMINISTRATIVE AGENT.
(a)Appointment and Authority. Each of the Lenders hereby irrevocably appoints Lloyds Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 27 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of its Affiliates shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
(c)Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and
(iii)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11 and Section 20) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice of such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
(e)Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation,

the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person and with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), remove such Person as Administrative Agent and appoint a successor; provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing or if such successor is already a Finance Party; provided, further, that the Borrower shall be deemed to have given its consent thereto unless it shall object by written notice to the Lenders within ten (10) Business Days after having received written notice thereof. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 27 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by, or removal of, Lloyds Bank as Administrative Agent pursuant to this Section 27 shall also constitute its resignation as L/C Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Agent, if in its sole discretion it elects to, (ii) the retiring L/C Agent shall be discharged from all of its respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Agent, if in its sole discretion it elects to, shall issue a Letter of Credit in substitution for the applicable Letter of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Agent to effectively assume the obligations of the retiring L/C Agent with respect to such Letter of Credit.
(f)Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
(g)No Other Duties, Etc. Anything herein to the contrary notwithstanding, the sole lead arranger, sole bookrunner and syndication agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the L/C Agent or a Lender hereunder.
(h)Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Assets Regulation) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
28.ERRONEOUS PAYMENTS.
(a)If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 28 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 28(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 28(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 28(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 28(a).
(d)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(e)Each party’s obligations, agreements and waivers under this Section 28 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
(Signature pages to follow)

BORROWER:

EVEREST INTERNATIONAL REINSURANCE, LTD.

By:
Name:
Title:

Signature Page to Letter of Credit Facility Agreement

LLOYDS BANK PLC,
as the Administrative Agent
By:______________________________________
Name:
Title:

Signature Page to Letter of Credit Facility Agreement

LLOYDS BANK PLC,
as the L/C Agent
By:______________________________________
Name:
Title:

Signature Page to Letter of Credit Facility Agreement

LLOYDS BANK PLC,
as a Lender
By:______________________________________
Name:
Title:

Signature Page to Letter of Credit Facility Agreement

COMMERZBANK AG, NEW YORK BRANCH,
as a Lender

By:______________________________________
Name:
Title:
By:______________________________________
Name:
Title:

Signature Page to Letter of Credit Facility Agreement

ING BANK N.V., LONDON BRANCH,
as a Lender

By:______________________________________
Name:
Title:
By:______________________________________
Name:
Title:

Signature Page to Letter of Credit Facility Agreement

Schedule 1

[*****]
Schedule 1 to Letter of Credit Facility Agreement

Schedule 2

[*****]

Schedule 2 to Letter of Credit Facility Agreement

EXHIBIT A
[*****]
Exhibit A

EXHIBIT B
[*****]
Exhibit B

EXHIBIT C

[*****]
Exhibit C

EXHIBIT D

[*****]
Exhibit D

EXHIBIT E

[*****]
Exhibit E